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                                                                    Exhibit 11.1

            Statement Regarding Computation of Net Income Per Share


                                                                      Fiscal Year Ended June 30,
                                                             -----------------------------------------
                                                                1995            1996            1997
                                                                ----            ----            ----
                                                                (in thousands, except per share data)

Weighted average common shares                                  2,097           2,150           2,165

Common stock equivalents:

        Preferred shares                                        4,613           4,613           4,613

        Dilutive options using treasury stock method              488             722             538

        Warrants                                                    1               8               -

        Cheap stock pursuant to SEC rules: (1)

                Options granted                                   529             529             529

                Common shares issued                              208             208             208
                                                               ------          ------          ------

Shares used in computing per share data                         7,936           8,230           8,053
                                                               ======          ======          ======

Net Income                                                     $2,041          $4,710          $1,578
                                                               ======          ======          ======

Net income per common and equivalent share                     $ 0.26          $ 0.57          $ 0.20
                                                               ======          ======          ======

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  (1) Includes all common shares issued and options, warrants and other rights to acquire shares of common stock at a price less than the initial public offering price granted by the Company during the period subsequent to November 6, 1996 (using the treasury stock method until shares are issued and an estimated initial public offering price), pursuant to the rules of the Securities and Exchange Commission.